MARKETWIRE

KENTY PROPERTY- EXPANSION

TORONTO, CANADA: FOR IMMEDIATE RELEASE: APRIL 3, 2013

JOSHUA GOLD RESOURCES INC. - JSHG:OTCQB (“The Company”) is pleased to announce that it has increased its strategic land position surrounding the 364 Hectare (899 Acre) Kenty Gold Property to 16,956 contiguous Hectares (41,899 Acres) through multiple acquisitions and claim staking.  The Company purchased mineral rights to 95 contiguous claims in Swayze, Dore, Denyes, Heenan, Coppell and Rollo Townships for a combined area of 15,024 Hectares (37,125 Acres) within the last two months.  Through claim staking the company has gained mineral rights to an additional 1,568 Hectares (3,874 Acres) in Dore, Heenan and Denyes Townships.

Link to Map: http://www.joshuagoldresources.com

The acquisition of a dominant land position in the Swayze Greenstone Belt centered around the former producing Kenty Gold Mine is a key achievement for the Company’s Growth. Company management believes that a bulk gold tonnage reserve is possible at Kenty, in that broad lower grade alteration halos may exist around the high grade veins that were historically mined at the Property.  The company is focused on confirmation of the historical resource and expansion of the mineralized zones trending East/West and North/South at the Property. Identification of new zones of gold mineralization on the newly acquired contiguous land package will also be a priority exploration focus.

“The downturn in the mineral exploration sector has granted a unique opportunity for us to acquire assets at prices that were inconceivable even one year ago.  We have assembled a dominant land package centrally located amongst three recent discoveries of world class multi-million ounce deposits in the Swayze Greenstone Belt.  While other company’s are shuttering operations and opting for dormancy, we are seizing the opportunity and believe we will be ideally positioned when the cyclical downturn ends,”  said Benjamin Ward - President and CEO.

For additional information regarding the the Red Pine Exploration transaction for the Mortimer Property and the Moretti/Tremblay transaction in Coppell Township, please follow the link to the company’s website below.

ON BEHALF OF THE BOARD OF DIRECTORS OF JOSHUA GOLD RESOURCES INC.

Benjamin A. Ward,

President and Chief Executive Officer

Warren Hawkins, P.Eng is an independent geological engineer and is a "Qualified Person" within the meaning of National Instrument 43-101 and has read and is responsible for the technical information contained in this news release.

Cautionary Note Regarding Forward-Looking Statements

Safe Harbor:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased," "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

Contact Information

Joshua Gold Resources Inc.

Merle Goertz

Public Relations

1-877-354-9991

mgoertz@joshuagoldresources.com

www.joshuagoldresources.com

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